Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Managers

Intrepid Aviation Group Holdings, LLC:

We consent to the use of our report included herein and to the reference of our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

New York, New York

October 21, 2016